Exhibit (h)(25)

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement (the “Amendment”) is made as of July 14, 2015 by and between The Glenmede Fund, Inc., a corporation organized under the laws of the State of Maryland (the “Fund”) and State Street Bank and Trust Company, a Massachusetts trust company (“State Street” or the “Administrator”).

WHEREAS the Fund and Investors Bank & Trust Company (“IBT”) entered into an Administration Agreement dated September 1, 2001, as amended, modified and supplemented from time to time (the “Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Administrator under the Agreement; and

WHEREAS, State Street agreed to amend the Agreement in order that the services to be provided to the Fund on behalf of its portfolios by State Street, as successor by merger to IBT, may be made consistently and predictably to the Fund, notwithstanding that as amended, the Agreement is not identical to the form of administration agreement customarily entered into by State Street as administrator;

WHEREAS, State Street and the Fund desire to amend the Agreement as more particularly set forth below; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments.

Schedules B5 and B5(i) attached hereto as Exhibit 1 are added to the Agreement as Schedules B5 and B5(i).

This Agreement supersedes and terminates that certain Money Market Services Agreement dated as of June 30, 2010 by and between each Fund identified on Appendix A thereto and State Street solely with respect to Form N-MFP services and Monthly Portfolio Holdings services.

2.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	Schedule A annexed hereto shall replace in its entirety any prior Schedule A.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature Page follows.]

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President

THE GLENMEDE FUND, INC.

By:	/s/ Mary Ann B. Wirts
Name:	Mary Ann B. Wirts
Title:	President

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Trust/Fund(s)

(as of July 14, 2015)

Core Fixed Income Portfolio

Government Cash Portfolio

International Portfolio

Large Cap Core Portfolio

Large Cap Growth Portfolio

Large Cap Value Portfolio

Long/Short Portfolio

Small Cap Equity Portfolio

Strategic Equity Portfolio

Tax-Exempt Cash Portfolio

Total Market Portfolio

U.S. Emerging Growth Portfolio

Secured Options Portfolio

Philadelphia International Small Cap Fund

Philadelphia International Emerging Markets Fund

International Secured Options Portfolio

Mid Cap Equity Portfolio

EXHIBIT 1

SCHEDULE B5

Fund Administration Money Market Fund Services

Subject to the authorization and direction of the Trust, the Administrator will provide the money market fund services set forth on Schedule B5(i) (the “Money Market Services”) to assist the Funds in complying with certain of the compliance testing and reporting requirements applicable the Funds that are “money market funds” within the meaning of Rule 2a-7 under the 1940 Act.

1.	EVIDENCE OF AUTHORITY.

The Administrator is authorized and instructed to rely upon the information it receives from the Fund or any third party authorized by the Fund. The Administrator shall have no responsibility for the actions or omissions of the fund or any third party or the completeness or accuracy of any information provided by the Fund or a third party. In performing the Money Market Services, the Administrator shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper believed by it to be genuine and to have been properly executed by or on behalf of the Fund. Instructions may be in writing signed by the authorized person or persons or may be by such other means and utilizing such intermediary systems and utilities as may be agreed from time to time by the Administrator and the person(s) or entity giving such instruction. The Administrator may act on oral instructions if the Administrator reasonably believes them to have been given by a person authorized to provide such instructions with respect to the action involved; the Fund shall cause all oral instructions to be confirmed in writing.

2.	RESPONSIBILITIES OF THE PARTIES; INDEMNIFICATION; WARRANTIES AND DISCLAIMERS.

a. The Fund agrees that it shall be solely responsible for any decision made or action taken in reliance on the compliance testing results, reports, forms or other data or information included in the Money Market Services provided by the Administrator.

b. The Parties acknowledge that the Administrator is required to rely upon data provided by the Fund or third parties (“Data”) in providing the Money Market Services. The Administrator does not own the Data, has not developed the Data, does not control the Data, and has not, and will not make any inquiry into the accuracy of any Data. Without limiting the foregoing, the Administrator will not be liable for any delays in the transmission of Forms N-MFP, Forms N-CR, reports, market-based NAVs, daily and weekly liquid assets, affiliate sponsor support flows, portfolio holdings or transmission of Data or inaccuracies of, errors in or omission of, Data in connection with the provision of the Money Market Services in each case provided by the Fund or any other third party. Except as explicitly set forth in this Schedule B5 and B5(i), the Administrator shall assume no liability to the Fund of any kind or nature whatsoever in relation to this Agreement or the Money Market Services.

c. The Fund represents and warrants to the Administrator that it has the necessary licenses from each nationally recognized statistical ratings organization whose ratings are set forth in its Forms N-MFP as contemplated hereby.

d. The Fund is solely responsible for determining and immediately notifying in writing the Administrator of the occurrence of one or more triggering events causing a filing on Form N-CR. The Fund is solely responsible for accurately and timely supplying the Administrator, or causing third parties to accurately and timely supply the Administrator, with all data, information and signatures in respect of each Fund that is required in order for the Administrator to file each Form N-CR, whether or not such information is specifically requested by the Administrator. The Administrator shall be without liability if the Administrator has not received by the submission deadline communicated by the Administrator to the Fund all of the Data, information and signatures it requires to submit such Form N-CR filing.

e. The Fund acknowledges that it shall be the Fund’s responsibility to retain for the periods prescribed by Rule 2a-7 (i) the compliance testing results and reports produced by the Administrator; (ii) its Forms N-MFP and Forms N-CR produced by the Administrator; and (iii) information prepared by the Administrator for posting on the Fund’s website.

f. The Fund acknowledges and agrees that the Money Market Services do not constitute advice or recommendations of any kind and the Administrator is not acting in a fiduciary capacity in providing the Money Market Services.

g. In no event shall the Administrator, any of its affiliates, nor any of their respective officers, directors, employees, representatives or agents (collectively, the “State Street Indemnified Parties”) be liable to the Trust, the Fund, its investment advisor, or any other third party including, without limitation, any client of, or investor or participant in, the Fund for any losses, damages, costs, expenses or any other matter relating to the Money Market Services, including, without limitation, results therefrom, except, that State Street shall be liable to the Fund to the extent of any loss or expense resulting directly from the Administrator’s gross negligence or willful misconduct in connection with its performance of the Money Market Services.

h. The Fund shall indemnify and hold the Administrator and the State Street Indemnified Parties harmless from and against any and all losses, damages, liabilities, actions, suits, claims, costs and expenses, including, without limitation, reasonable legal fees and costs of investigation, (a “Claim”) arising as a result of (i) the Administrator’s use of the Data provided by the Fund or third parties to the Administrator required in order to provide the Money Market Services; or (ii) any use of the Money Market Services by the Fund, except to the extent any such Claim results directly from the gross negligence or willful misconduct of the Administrator in connection with its performance of the Money Market Services.

i. In the event the Administrator or any State Street Indemnified Parties are held liable for any reason as to the Money Market Services, such liability shall be limited to the direct damages incurred by the Fund not to exceed the aggregate amount of fees paid by such Fund to the Administrator for the Money Market Services for the twelve (12) months preceding the occurrence of the first event giving rise to any such direct damages.

j. The Fund understands that the nature of the Money Market Services provided under this Agreement are distinct from the services provided under any other agreement between State Street Bank and Trust Company and the Fund, including any custody, fund accounting or transfer agency services agreements and, consequently, the terms of this Agreement rather than such other agreements shall govern the delivery of the Money Market Services.

SCHEDULE B5(i)

Money Market Fund Compliance Testing and Reporting Services

Subject to the authorization and direction of the Fund and, in each case where appropriate, the review and comment by the Fund’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Fund and the Administrator, the Administrator shall:

a.	Prepare for posting on the Fund’s website daily each money market fund’s market-based NAVs, subject to the Administrator being able to perform the services for such fees that are mutually agreed upon;

b.	Prepare for posting on the Fund’s website each money market fund’s daily liquid assets and weekly liquid assets, subject to the Administrator being able to perform the services for such fees that are mutually agreed upon;

c.	Prepare for posting on the Funds’ website each money market fund’s use of affiliate sponsor support and inflows/outflows; subject to the Administrator being able to perform the services for such fees that are mutually agreed upon;

d.	Prepare for posting on the Fund’s website each money market funds’ monthly schedule of portfolio investments;

e.	Prepare and coordinate each money market fund’s monthly filing of Form N-MFP;

f.	Provide periodic testing of the Fund with respect to compliance with Rule 2a-7 diversification requirements, including aggregation of affiliates testing, the 10% or 15% basket test and asset backed securities testing; subject to the Administrator being able to perform the services for such fees that are mutually agreed upon; and

g.	Prepare and coordinate each Fund’s filings of Form N-CR.